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                                                                 EXHIBIT I

                       Sixth Amendment to Rights Agreement
                      -------------------------------------

         This Sixth Amendment (this "Amendment") dated as of May 22, 2000 to the Rights Agreement (the "Rights Agreement") dated as of July 20, 1993 between Vencor, Incorporated, a Delaware corporation, now known as Ventas, Inc. (the "Company"), and National City Bank, Rights Agent, a national banking association existing under the laws of the State of Ohio (the "Rights Agent"), as amended by the First Amendment to Rights Agreement, dated as of August 11, 1995, as amended by the Second Amendment to the Rights Agreement, dated as of February 1, 1998, as amended by the Third Amendment to the Rights Agreement, dated as of July 27, 1998, as amended by the Fourth Amendment to Rights Agreement, dated as of April 15, 1999, and as amended by the Fifth Amendment to the Rights Agreement, dated as of December 15, 1999 (the "Fifth Amendment") (as amended, the "Rights Amendment"). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

         WHEREAS, the Board of Directors of the Company declared a dividend of one preferred stock purchase right for each share of Common Stock outstanding as of the close of business on August 1, 1993; and

         WHEREAS, each currently issued and outstanding share of the Common Stock entitles the holder thereof to one Right; and

         WHEREAS, each of the Rights is currently represented only by the share of Common Stock entitled to such Right; and

         WHEREAS, Section 27 of the Rights Agreement provides that the Company may amend the Rights Agreement without the approval of any holders of Rights Certificates in order, among other things, to correct or supplement any provision in the Rights Agreement, to cure any ambiguity or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable; and

         WHEREAS, the Board of Directors of the Company has deemed it necessary and desirable to amend the Rights Agreement as set forth in this Amendment.

         NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Company and the Rights Agent hereby agree as follows:



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         1. Section 1(a). The definition of "Acquiring Person" set forth in
            ------------
Section 1(a) of the Rights Agreement is hereby amended by deleting it in its entirety and amending it to read as follows:

                  "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 9.9% or more of the then outstanding shares of Common Stock (other than as a result of a Permitted Offer (as hereinafter defined)) or becomes such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of 9.9% or more of the then outstanding shares of Common Stock. Notwithstanding the foregoing, (A) the term 'acquiring person' shall not include:

                           (i) the Corporation;

                           (ii) any Subsidiary of the Corporation;

                           (iii) any employee benefit plan of the Corporation
                                 or of any Subsidiary of the Corporation;

                           (iv) any Person or entity organized, appointed or
established by the Corporation for or pursuant to the terms of any such plan;

                           (v) any Person who or which, together with all
Affiliates and Associates of such Person, becomes the Beneficial Owner of 9.9% or more of the then outstanding shares of Common Stock, as a result of the acquisition of shares of Common Stock directly from the Corporation;

                           (vi) any Person who or which, together with all
Affiliates and Associates of such Person, was the Beneficial Owner of 9.9% or more of the outstanding shares of Common Stock on February 1, 1998, until such time thereafter as any such Person shall become the Beneficial Owner of any additional shares of Common Stock (other than by means of a stock dividend or stock split); provided, however, that this clause (vi) shall cease to apply to any Person who was the Beneficial Owner of 9.9% or more of the outstanding shares of Common Stock on February 1, 1998, but who shall subsequently become, for any reason, including as a result of the issuance by the Company of additional shares of Common Stock, the Beneficial Owner of less than 9.9% of the outstanding shares of Common Stock;

                           (vii) Franklin Mutual Advisers, Inc., an investment
adviser registered under the Investment Advisers Act of 1940, together with all Affiliates and Associates of Franklin Mutual Advisors, Inc. (collectively, "FMAI") and any other person who would constitute along with FMAI or any of its advisory clients, a "group" as that term is used for


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purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act") (collectively, the "FMAI Group"), until such time hereafter as the FMAI Group shall become the Beneficial Owner in the aggregate of more than 14.9% of the then outstanding shares of Common Stock;

                           (viii) The Baupost Group, L.L.C., an investment
adviser registered under the Investment Advisers Act of 1940, together with all Affiliates and Associates of The Baupost Group, L.L.C. (collectively, "TBG") and any other person who would constitute along with TBG or any of its advisory clients, a "group" as that term is used for purposes of
Section 13(d)(3) of the Exchange Act (collectively, the "TBG Group"), until such time hereafter as the TBG Group shall become the Beneficial Owner in the aggregate of more than 14.9% of the then outstanding shares of Common Stock; and

                           (ix) Cohen & Steers Management, Inc., an investment
adviser registered under the Investment Advisers Act of 1940, together with all Affiliates and Associates of Cohen & Steers Management, Inc. (collectively, "Cohen & Steers") and any other person who would constitute along with Cohen & Steers or any of its advisory clients, a "group" as that term is used for purposes of Section 13(d)(3) of the Exchange Act (collectively, the "Cohen & Steers Group"), until the earlier of (a) such time hereafter as the Cohen & Steers Group shall become the Beneficial Owner in the aggregate of more than 10.32% of the then outstanding shares of Common Stock, and (b) the expiration of a period of three months following the date the plan of reorganization of Vencor, Inc. becomes effective under the United States Bankruptcy Code.

                  (B) no Person shall be deemed to be an 'Acquiring Person' either (x) as a result of the acquisition of shares of Common Stock by the Corporation which, by reducing the number of shares of Common Stock outstanding, increases the proportional number of shares beneficially owned by such Person; except that if (i) a Person would become an Acquiring Person (but for the operation of this subclause (x)) as a result of the acquisition of shares of Common Stock by the Corporation and (ii) after such share acquisition by the Corporation, such Person becomes the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed an Acquiring Person or (y) if
(i) within 5 days after such Person would otherwise have become an Acquiring Person (but for the operation of this subclause (y)), such Person notifies the Board of Directors that such Person did so inadvertently and (ii) within 2 days after such notification, such Person is the Beneficial Owner of less than 9.9% of the outstanding shares of Common Stock or, in the case of the FMAI Group, is the Beneficial Owner of 14.9% or less of the outstanding shares of Common Stock


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or, in the case of the TBG Group, is the Beneficial Owner of 14.9% or less of the outstanding shares of Common Stock or, in the case of the Cohen & Steers Group, is the Beneficial Owner of 10.32% or less of the outstanding shares of Common Stock."

         2. Section 3(d). Section 3(d) of the Rights Agreement is hereby amended
            ------------
by deleting the legend set forth in Section 3(d) in its entirety and amending it to read as follows:

         "This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Vencor, Incorporated (now known as Ventas, Inc.) and National City Bank, Rights Agent, dated as of July 20, 1993, as amended by the First Amendment to Rights Agreement dated as of August 11, 1995, the Second Amendment to Rights Agreement, dated as of February 1, 1998, the Third Amendment to Rights Agreement, dated as of July 27, 1998, the Fourth Amendment to Rights Agreement, dated as of April 15, 1999, the Fifth Amendment to Rights Agreement, dated as of December 15, 1999 and the Sixth Amendment to the Rights Agreement, dated as of May 22, 2000 (as so amended, the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Ventas, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Ventas, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by any Person who is or becomes an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and certain related persons, whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void."

         3. Exhibit II to Rights Agreement. Exhibit II to the Rights Agreement
            ------------------------------
shall be deleted in its entirety and replaced with a new Exhibit II, attached to this Amendment as Annex A.

         4. Governing Law. This amendment shall be deemed to be a contract made
            -------------
under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         5.  Counterparts.  This Amendment may be executed in counterparts and
             ------------
each of such counterparts shall for all


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purposes be deemed to be an original,  and all such counterparts shall together constitute but one and the same instrument.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.



VENTAS, INC.







By: /s/ T. Richard Riney                   By: /s/ Debra A. Cafaro
    ------------------------------             ------------------------------
   Name:  T. Richard Riney                    Name:  Debra A. Cafaro
   Title: Vice President,                     Title: President and Chief
          General Counsel                            Executive Officer
          and Secretary




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NATIONAL CITY BANK, AS RIGHTS AGENT







By: /s/ Sherry L. Damore              By: /s/ J. Dean Presson
    ------------------------------        ------------------------------
   Name:  Sherry L. Damore               Name:  J. Dean Presson
   Title: Vice President                 Title: Vice President



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